Exhibit 21

SUBSIDIARIES OF ATN INTERNATIONAL, INC.

	Juristiction of Incorporation	Other name(s) under which entity does business
Commnet Wireless, LLC (1)	Delaware	Commnet, Geoverse, FirstNet, Commnet Four Corners
Guyana Telephone and Telegraph Company Limited (2)	Guyana	Cellink, E-magine, GTT+, Blaze, MMG
Atlantic Teleconnection Operating Company Limited	British Virgin Islands	GTT+, ATOC
One Communications, Ltd. (3)	Bermuda	One Communications, BDC
Logic Communications, Ltd.	Cayman Islands	Logic
Fireminds Operations Limited (4)	Bermuda	Fireminds
ATN VI Holdings, LLC (5)	Delaware	Viya
Alaska Communications Systems Group, Inc. (6)	Delaware	Alaska Communications
Virgin Islands Telephone Corp.	USVI	Viya
Atlantic Teleconnection Operating Company Limited	British Virgin Islands	GTT
Alaska Management, Inc.	Delaware	Alaska Communications
Vibrant Energy Ltd.	Cayman Islands	Vibrant
Aragorn Holding Company Two Pte. Ltd.	Singapore	Vibrant
Ahana Renewables, LLC (7)	Delaware	Vibrant
Alaska Holdings, LLC	Delaware	Alaska Communications
Essextel, Inc.	Delaware	Essextel

(1)	Includes twenty-two consolidated wholly‑owned subsidiaries also providing wholesale wireless voice and data services under the “Commnet” brand name in the United States.Includes three consolidated wholly owned subsidiary also providing management services under the name "ATN" in the Caribbean.
(2)	Includes twelve consolidated wholly owned subsidiary also providing wireline and wireless services under the “GTT+”, "Blaze" and "MMG" brand names in Guyana.Includes ten consolidated wholly owned subsidiary also providing wireline and wireless services under the “One Communications” brand name in Bermuda and the Cayman Islands.
(3)	Includes eleven consolidated wholly owned subsidiary also providing wireline and wireless services under the “One Communications” brand name in the Bermuda and Cayman.Includes three consolidated wholly owned subsidiary also providing managed services under the “Fireminds” brand name in Bermuda, Canada and the United States.
(4)	Includes two consolidated wholly owned subsidiary also providing managed services under the “Fireminds” brand name in Bermuda, Canada and the United States.Includes one consolidated wholly owned subsidiary also providing investment and management services under the “Ahana" brand names in the United States.
(5)	Includes twelve consolidated wholly owned subsidiary also providing wireline and wireless services under the “Viya” brand name in the U.S. Virgin Islands.
(6)	Includes thirty consolidated wholly owned subsidiary also providing wireline and wireless services under the “Alaska Communications” brand name in Alaska.
(7)	Includes four consolidated wholly owned subsidiary also providing managed services under the “Ahana” and "Vibrant" brand name in Cayman Islands, Singapore and the United States.